Exhibit 99.1

News Release

Sprint Nextel

6200 Sprint Parkway

Overland Park, Kan. 66251

Contacts:

For SoftBank

SoftBank Press Office

+ 81 3 6889 2300

Jim Barron / John Christiansen

212-687-8080 / 415-618-8750

For Sprint

Bill White, Media Contact

913-794-1099 / bill.white@sprint.com

Brad Hampton, Investor Contact

800-259-3755 / investor.relations@sprint.com

SoftBank to Acquire 70% Stake in Sprint

Sprint Stockholders to Receive Total Consideration of $12.1 Billion in Cash and

30% Ownership in Newly Capitalized Sprint

Transaction Provides Sprint with $8.0 Billion of New Capital

Sprint to Leverage SoftBank’s Experience in Deployment of LTE

as Sprint’s Nationwide Rollout of 4G LTE Continues

Significant Investment in the United States

by One of the World’s Most Successful and Innovative Companies

Sprint will host an investor conference call to discuss the transaction at 8 a.m. ET today. Participants may dial 800-938-1120 in the U.S. or Canada (706-634-7849 internationally) and provide the following ID: 44906693 or may listen via the Internet at www.sprint.com/investors

Tokyo and Overland Park, KS, October 15, 2012 – SOFTBANK CORP. (“SoftBank”) (TSE: 9984) and Sprint Nextel Corporation (“Sprint”) (NYSE: S) today announced that they have entered into a series of definitive agreements under which SoftBank will invest $20.1 billion in Sprint, consisting of $12.1 billion to be distributed to Sprint stockholders and $8.0 billion of new capital to strengthen Sprint’s balance sheet. Through this transaction, approximately 55% of current Sprint shares will be exchanged for $7.30 per share in cash, and the remaining shares will convert into shares of a new publicly traded entity, New Sprint. Following closing, SoftBank will own approximately 70% and Sprint equity holders will own approximately 30% of the shares of New Sprint on a fully-diluted basis.

SoftBank’s cash contribution, deep expertise in the deployment of next-generation wireless networks and track record of success in taking share in mature markets from larger telecommunications competitors are expected to create a stronger, more competitive New Sprint that will deliver significant benefits to U.S. consumers. The transaction has been approved by the Boards of Directors of both SoftBank and Sprint. Completion of the transaction is subject to Sprint stockholder approval, customary regulatory approvals and the satisfaction or waiver of other closing conditions. The companies expect the closing of the merger transaction to occur in mid-2013.

SoftBank Chairman and CEO, Masayoshi Son, said, “This transaction provides an excellent opportunity for SoftBank to leverage its expertise in smartphones and next-generation high speed networks, including LTE, to drive the mobile internet revolution in one of the world’s largest markets. As we have proven in Japan, we have achieved a v-shaped earnings recovery in the acquired mobile business and grown dramatically by introducing differentiated products to an incumbent-led market. Our track record of innovation, combined with Sprint’s strong brand and local leadership, provides a constructive beginning toward creating a more competitive American wireless market.”

The SoftBank transaction is expected to deliver the following benefits to Sprint and its stockholders:

•	Provides stockholders the ability to realize an attractive cash premium or to hold shares in a stronger, better capitalized Sprint

•	Provides Sprint with $8.0 billion of primary capital to enhance its mobile network and strengthen its balance sheet

•	Enables Sprint to benefit from SoftBank’s global leadership in LTE network development and deployment

•	Improves operating scale

•	Creates opportunities for collaborative innovation in consumer services and applications

Sprint CEO, Dan Hesse, said, “This is a transformative transaction for Sprint that creates immediate value for our stockholders, while providing an opportunity to participate in the future growth of a stronger, better capitalized Sprint going forward. Our management team is excited to work with SoftBank to learn from their successful deployment of LTE in Japan as we build out our advanced LTE network, improve the customer experience and continue the turnaround of our operations.”

Transaction Terms

•

SoftBank will form a new U.S. subsidiary, New Sprint, which will invest $3.1 billion in a newly-issued Sprint convertible senior bond following this announcement. The convertible bond will have a 7-year term and 1.0% coupon rate, and will be convertible, subject to regulatory approval, into Sprint common stock at $5.25 per share. Immediately prior to the merger, the bond will be converted into shares of Sprint, which will become a wholly-owned subsidiary of New Sprint.

•

Following Sprint stockholder and regulatory approval, and the satisfaction or waiver of the other closing conditions to the merger transaction, SoftBank will further capitalize New Sprint with an additional $17 billion and effect a merger transaction in which New Sprint will become a publicly-traded company and Sprint will survive as its wholly-owned subsidiary. Of the $17 billion, $4.9 billion will be used to purchase newly issued common shares of New Sprint at $5.25 per share. The remaining $12.1 billion will be distributed to Sprint stockholders in exchange for approximately 55% of currently outstanding shares. The other 45% of currently outstanding shares will convert into shares of New Sprint. SoftBank will also receive a warrant to purchase 55 million additional Sprint shares at an exercise price of $5.25 per share.

•

Pursuant to the merger, holders of outstanding shares of Sprint common stock will have the right to elect between receiving $7.30 per Sprint share or one share of New Sprint stock per Sprint share, subject to proration. Holders of Sprint equity awards will receive equity awards in New Sprint.

•	Post-transaction, SoftBank will own approximately 70% and Sprint equity holders will own approximately 30% of New Sprint shares on a fully-diluted basis.

•	SoftBank is financing the transaction through a combination of cash on hand and a syndicated financing facility.

•

The transaction does not require Sprint to take any actions involving Clearwire Corporation other than those set forth in agreements Sprint has previously entered into with Clearwire and certain of its shareholders.

After closing, Sprint’s headquarters will continue to be in Overland Park, Kansas. New Sprint will have a 10-member board of directors, including at least three members of Sprint’s board of directors. Mr. Hesse will continue as CEO of New Sprint and as a board member.

The Raine Group LLC and Mizuho Securities Co., Ltd. acted as lead financial advisors to SoftBank. Mizuho Corporate Bank, Ltd., Sumitomo Mitsui Banking Corporation, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Deutsche Bank AG, Tokyo Branch acted as mandated lead arrangers to SoftBank. Deutsche Bank also provided financial advice to SoftBank in connection with this transaction. SoftBank’s legal advisors included Morrison & Foerster LLP as lead counsel, Mori Hamada & Matsumoto as Japanese counsel, Dow Lohnes PLLC as regulatory counsel, Potter Anderson Corroon LLP as Delaware counsel, and Foulston & Siefkin LLP as Kansas counsel.

Citigroup Global Markets Inc., Rothschild Inc. and UBS Investment Bank acted as co-lead financial advisors. Skadden, Arps, Slate, Meagher & Flom LLP acted as lead counsel to Sprint. Lawler, Metzger, Keeney and Logan served as regulatory counsel, and Polsinelli Shughart PC served as Kansas counsel.

About SoftBank

SoftBank was established in 1983 by its current Chairman & CEO Masayoshi Son and has based its business growth on the Internet. It is currently engaged in various businesses in the information industry, including mobile communications, broadband services, fixed-line telecommunications, and portal services. In terms of consolidated results for fiscal 2011, net sales increased 6.6% year on year to ¥3.2 trillion, operating income increased 7.3% to ¥675.2 billion, and net income rose 65.4% to ¥313.7 billion.

About Sprint Nextel

Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel served more than 56 million customers at the end of the second quarter of

2012 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; offering industry-leading mobile data services, leading prepaid brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. The American Customer Satisfaction Index rated Sprint No. 1 among all national carriers in customer satisfaction and most improved, across all 47 industries, during the last four years. Newsweek ranked Sprint No. 3 in its 2011 Green Rankings, listing it as one of the nation’s greenest companies, the highest of any telecommunications company. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.

Cautionary Statement Regarding Forward Looking Statements

This document includes “forward-looking statements” within the meaning of the securities laws. The words “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan,” “providing guidance” and similar expressions are intended to identify information that is not historical in nature.

This document contains forward-looking statements relating to the proposed transaction between Sprint Nextel Corporation (“Sprint”) and SOFTBANK CORP. (“SoftBank”) and its group companies, including Starburst II, Inc. (“Starburst II”) pursuant to a merger agreement and bond purchase agreement. All statements, other than historical facts, including statements regarding the expected timing of the closing of the transaction; the ability of the parties to complete the transaction considering the various closing conditions; the expected benefits of the transaction such as improved operations, enhanced revenues and cash flow, growth potential, market profile and financial strength; the competitive ability and position of SoftBank or Sprint; and any assumptions underlying any of the foregoing, are forward-looking statements. Such statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. You should not place undue reliance on such statements. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, that (1) one or more closing conditions to the transaction may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction or that the required approval by Sprint’s stockholders may not be obtained; (2) there may be a material adverse change of SoftBank or Sprint or the respective businesses of SoftBank or Sprint may suffer as a result of uncertainty surrounding the transaction; (3) the transaction may involve unexpected costs, liabilities or delays; (4) legal proceedings may be initiated related to the transaction; and (5) other risk factors as detailed from time to time in Sprint’s and Starburst II’s reports filed with the Securities and Exchange Commission (“SEC”), including Sprint’s Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 and the proxy statement/prospectus to be contained in Starburst II’s Registration Statement on Form S-4, which are (or will be, when filed)

available on the SEC’s web site (www.sec.gov). There can be no assurance that the merger will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the merger will be realized.

None of Sprint, SoftBank or Starburst II undertakes any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

Additional Information and Where to Find It

In connection with the proposed strategic combination, Starburst II plans to file with the SEC a Registration Statement on Form S-4 that will include a proxy statement of Sprint, and that also will constitute a prospectus of Starburst II. Sprint will mail the proxy statement/prospectus to its stockholders. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The proxy statement/prospectus, as well as other filings containing information about Sprint, SoftBank and Starburst II, will be available, free of charge, from the SEC’s web site (www.sec.gov). Sprint’s SEC filings in connection with the transaction also may be obtained, free of charge, from Sprint’s web site (www.sprint.com) under the tab “About Us – Investors” and then under the heading “Documents and Filings – SEC Filings,” or by directing a request to Sprint, 6200 Sprint Parkway, Overland Park, Kansas 66251, Attention: Shareholder Relations or (913) 794-1091. Starburst II’s SEC filings in connection with the transaction (when filed) also may be obtained, free of charge, by directing a request to SoftBank, 1-9-1 Higashi-Shimbashi, Minato-ku, Tokyo 105-7303, Japan; telephone: +81.3.6889.2290; e-mail: ir@softbank.co.jp.

Participants in the Merger Solicitation

The respective directors, executive officers and employees of Sprint, SoftBank, Starburst II and other persons may be deemed to be participants in the solicitation of proxies in respect of the transaction. Information regarding Sprint’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2011. Other information regarding the interests of such individuals as well as information regarding SoftBank’s and Starburst II’s directors and executive officers will be available in the proxy statement/prospectus when it becomes available. These documents can be obtained free of charge from the sources indicated above. This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.